Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form F-3 No. 333-221130) of Equinor ASA,

(2) Registration Statement (Form F-3 No. 333-221130-01) of Equinor Energy AS, and

(3) Registration Statement (Form S-8 No. 333-168426) pertaining to the 2004 Employee Share Purchase Plan of Equinor ASA;

of our report dated 19 March 2020, with respect to the consolidated financial statements of Equinor ASA and the effectiveness of internal control over financial reporting of Equinor ASA included in this Annual Report (Form 20-F) of Equinor ASA for the year ended 31 December 2019

/s/ Ernst & Young AS
Stavanger, Norway

20 March 2020